EX 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
November 1, 2018		(919) 716-2716

FIRST CITIZENS BANK COMPLETES MERGER WITH
PALMETTO HERITAGE BANCSHARES INC., PALMETTO HERITAGE BANK

RALEIGH, N.C. - First-Citizens Bank & Trust Company (First Citizens Bank) announced that the merger of Palmetto Heritage Bancshares, Inc. (Palmetto Heritage) and its subsidiary, Palmetto Heritage Bank & Trust (Palmetto Heritage Bank), into First Citizens Bank is effective today (Nov. 1).

The three Palmetto Heritage Bank branch offices will initially operate as Palmetto Heritage Bank, a division of First Citizens Bank. Customers should bank as they normally do at their existing branches. Palmetto Heritage Bank customer accounts will be converted to First Citizens Bank’s systems and new First Citizens signage will be installed at a later date.

Frank B. Holding Jr., chairman and CEO of First Citizens Bank, said: “First Citizens and Palmetto Heritage are an excellent fit for one another and will be even better together as we strengthen our presence in coastal South Carolina. We look forward to serving Palmetto Heritage customers and leveraging our stability and robust product base so that, together, we can build on an already solid foundation.”

On Oct. 29, the shareholders of Pawleys Island, S.C.-based Palmetto Heritage voted to approve the merger agreement with Raleigh, N.C.-headquartered First Citizens Bank. The merger was previously approved by the Federal Deposit Insurance Corp., the North Carolina Commissioner of Banks and the South Carolina Board of Financial Institutions.

Palmetto Heritage Bank customers should continue to use their current checks and cards. They will continue to have the same online and mobile access to their accounts. Customers with questions about their accounts can contact a representative at any of the Palmetto Heritage Bank division branches. For questions about First Citizens Bank, they can call the First Citizens Customer Care Center, 1.888.323.4732, between 7 a.m. and 11 p.m. Eastern time daily.

The completed merger will complement First Citizens’ operations in coastal South Carolina. In addition to the three Palmetto Heritage Bank division locations in Pawleys Island, Mount Pleasant and Murrells Inlet, First Citizens operates 18 branches in Georgetown, Horry and Charleston counties and 135 branches throughout South Carolina.

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 500 branches in 19 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $35 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit www.firstcitizens.com. First Citizens Bank. Forever First®.

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